Contact:
Mark D. Chen
Chairman of the Board, Chief Executive Officer and President
Pantheon China Acquisition Corp.
86-10-85322720

FOR IMMEDIATE RELEASE

PANTHEON CHINA ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING

Hong Kong, China, December 20, 2006 - Pantheon China Acquisition Corp. (OTC Bulletin Board: PCQCU) announced today that it has completed its initial public offering of 5,750,000 units, including 750,000 units subject to the over-allotment option. Each unit consists of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $34,500,000 to the Company. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York, New York 10016.

The Company also announced the simultaneous consummation of the private sale of 2,083,334 warrants at a price of $0.60 per warrant, generating total proceeds of $1,250,000. The warrants were purchased by the Company’s officers, directors and special advisors (or their affiliates). The warrants are identical to the warrants included in the units sold in the initial public offering except that if the Company calls the warrants for redemption, these private warrants may be exercisable on a cashless basis so long as such warrants are held by the purchasers or their affiliates. The purchasers of the warrants have agreed that the warrants will not be sold or transferred by them until after the Company has completed a business combination.

Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $32,747,500 (or approximately $5.70 per share sold in the initial public offering) was placed in trust. Audited financial statements as of December 20, 2006 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Pantheon China Acquisition Corp. is a newly formed blank check company organized for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or control, through contractual arrangements, an operating business that has its principal operations located in the People’s Republic of China.

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